AMENDMENT
                                       TO
                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                                    BETWEEN
                           JNL INVESTORS SERIES TRUST
                                      AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC

     This Amendment is made as of September 25, 2009, between JNL Investors Series Trust, a Massachusetts business trust ("Trust") and Jackson National Asset Management, LLC, a Michigan limited liability company ("Adviser").

     WHEREAS, the Trust and the Adviser are parties to an Investment Advisory and Management Agreement dated November 1, 2005 ("Agreement"), whereby the Adviser agreed to perform certain investment advisory services, on behalf of the investment Funds listed on Schedule A of the Agreement.

     WHEREAS, the Trust and the Adviser are currently in compliance and will remain in compliance with their respective obligations under Rule 38a-1 under the Investment Company Act of 1940, as amended relating to the Trust and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended relating to the Adviser.

     WHEREAS, pursuant to the reorganization or liquidation of certain Funds from the Trust, the following Funds need to be removed from the Agreement:

     Jackson Perspective 5 Fund
     Jackson Perspective Index 5 Fund
     Jackson Perspective 10 x 10 Fund
     Jackson Perspective Optimized 5 Fund
     Jackson Perspective VIP Fund
     Jackson Perspective S&P 4 Fund
     Jackson Perspective Money Market Fund

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Fund and the Adviser agree as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2009, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2009, attached hereto.

3. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL INVESTORS SERIES TRUST            JACKSON NATIONAL ASSET
MANAGEMENT, LLC


By:     /s/ Susan S. Rhee             By:   /s/ Mark D. Nerud
Name:   Susan S. Rhee                 Name: Mark D. Nerud
Title:  Vice President, Counsel       Title:     President
        & Secretary

                                   SCHEDULE A
                                   ----------
                            DATED SEPTEMBER 25, 2009
                                    (Funds)

                     Jackson Perspective Total Return Fund
                             JNL Money Market Fund


                                   SCHEDULE B
                                   ----------
                            DATED SEPTEMBER 25, 2009

FUND                              ASSETS                  ADVISORY FEE
----                              ------                  ------------
                                                  (Annual Rate Based on Average
                                                    Net Assets of each Fund)

Jackson Perspective               $0 to $500 million           0.65%
Total Return Fund                 Over $500 million            0.60%

JNL Money Market Fund             $0 to $750 million           0.20%
                                  Over $750 million            0.18%